Franklin Credit Holdings Corporation 8-K
Exhibit 2.5

GUARANTY

This is a guaranty of payment dated <date> given by the undersigned, Thomas J. Axon, who has an address at 6 Harrison Street, Fifth Floor, New York, New York (the “Guarantor”) in favor of Franklin Credit Holding Corporation which has an address at 101 Hudson Street, Jersey City, New Jersey (“Franklin Holding”).

To support Franklin Holding and its Prepackaged Plan of Reorganization, including the financial accommodations to Franklin Credit Management Corporation (“FCMC”), in connection with the Plan, to secure the observance, payment and performance of the Liabilities (as defined below), and with full knowledge that Plan may not have been confirmed by the United States Bankruptcy Court for the District of New Jersey without this agreement of guaranty (the “Guaranty”), the Guarantor unconditionally agrees as follows:

1.    LIABILITIES GUARANTIED.

The Guarantor hereby guaranties to Franklin Holding the full, prompt and unconditional payment of the Liabilities (as defined below), when and as the same shall become due, whether at the stated maturity date, by acceleration or otherwise, and the full, prompt and unconditional performance of each and every term and condition to be kept and performed by FCMC under the Note (as defined below).  This Guaranty is a primary obligation of the Guarantor and shall be a continuing inexhaustible Guaranty.  Franklin Holding may require the Guarantor to pay and perform the Guarantor's liabilities and obligations under this Guaranty and may proceed immediately against the Guarantor without being required to bring any proceeding or take any action against FCMC, any other guarantor or any other person, entity or property prior thereto, the liability of the Guarantor hereunder being joint and several, and independent of and separate from the liability of FCMC, any other guarantor or person, and the availability of other collateral security for the other Loan Documents.

2.    DEFINITIONS.

“Effective Date” has the meaning ascribed to such term in the Plan.

“Liabilities” means, collectively:  (i) the repayment of all sums due under the Note; and (ii) the performance of all terms, conditions and covenants set forth in the Note.  Liabilities shall include interest on all obligations of FCMC without regard to whether FCMC is relieved of the obligation to pay such interest under the Bankruptcy Code or other similar statute.

“Loan Documents” means, collectively, the Note, this Guaranty and any other guaranty, document, certificate or instrument executed by FCMC, the Guarantor or any other obligated party together with all amendments, modifications, renewals or extensions thereof.

“Note” means the promissory note between Franklin Holding as payee and FCMC as payor, effective as of the Effective Date, in the amount of $1,109,000 payable over a period of five years with interest at the rate of three and one quarters percent (3.25%) per annum.

3.    REPRESENTATION AND WARRANTIES.

The Guarantor represents and warrants as follows:

a.          This Guaranty has been duly executed and delivered by the Guarantor.  Execution, delivery and performance of this Guaranty will not:  (i) violate any provision of law, order of any court, agency or instrumentality of government, or any provision of any indenture, agreement or other instrument to which the Guarantor is a party or by which the Guarantor or any of the Guarantor's properties is bound; (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature, other than the liens created by the Note; or (iii) require any authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority.

b.          This Guaranty is the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.  The loans or credit accommodations made by Franklin Holding to FCMC and the assumption by the Guarantor of the Guarantor's obligations hereunder and under any other Loan Document to which the Guarantor is a party will result in material benefits to the Guarantor.  This Guaranty was entered into by the Guarantor for commercial purposes.

c.          There is no action, suit, or proceeding at law or in equity or by or before any governmental authority, agency or other instrumentality now pending or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor or any of the Guarantor's properties or rights which, if adversely determined, would materially impair or affect: (i) the Guarantor's right to carry on the Guarantor's business substantially as now conducted (and as now contemplated); or (ii) the Guarantor's financial condition.

d.          No document, certificate or statement furnished to Franklin Holding by or on behalf of the Guarantor contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

4.    NO LIMITATION OF LIABILITY.

a.          Without incurring responsibility to the Guarantor, and without impairing or releasing the obligations of the Guarantor to Franklin Holding, and without reducing the amount due under the terms of this Guaranty (except to the extent of amounts actually paid to and legally retained by Franklin Holding), Franklin Holding may at any time and from time to time, without the consent of or notice to the Guarantor, upon any terms or conditions, and in whole or in part:

i.          Change the manner, place or terms of payment of (including, without limitation, the interest rate and monthly payment amount), and/or change or extend the time for payment of, or renew or modify, any of the Liabilities, any security therefor, or the Note, and the Guaranty herein made shall apply to the Liabilities and the Note, as so changed, extended, renewed or modified;

ii.         Exercise or refrain from exercising any rights against FCMC or others (including the Guarantor) or against any security for the Liabilities or otherwise act or refrain from acting;

iii.        Settle or compromise any Liabilities, whether in a proceeding or not, and whether voluntarily or involuntarily, dispose of any security therefor (with or without consideration) or settle or compromise any liability incurred directly or indirectly in respect thereof or hereof, and subordinate the payment of all or any part thereof to the payment of any Liabilities, whether or not due, to creditors of FCMC other Franklin Holding and the Guarantor;

iv.        Apply any sums it receives, by whomever paid or however realized, to any of the Liabilities;

v.         Release, settle, modify or discharge the obligation of any maker, endorser, guarantor, surety, obligor or any other party who is in any way obligated for any of the Liabilities;

vi.        Accept any additional security for the Liabilities; and/or

vii.       Take any other action which might constitute a defense available to, or a discharge of, FCMC or any other obligated party (including the Guarantor) in respect of the Liabilities.

b.          The invalidity, irregularity or unenforceability of all or any part of the Liabilities or any Loan Document, or the impairment, loss, failure to obtain or perform any security or guaranty therefor, whether caused by any action or inaction of Franklin Holding, or otherwise, shall not affect, impair or be a defense to the Guarantor's obligations under this Guaranty.

5.    WAIVERS.

a.          The Guarantor waives any present or future claim, right or remedy to which the Guarantor is now or may hereafter become entitled which arises on account of this Guaranty .

b.          The Guarantor waives the right to marshalling of FCMC's assets or any stay of execution and the benefit of all exemption laws, to the extent permitted by law, and any other protection granted by law to guarantors, now or hereafter in effect with respect to any action or proceeding brought by Franklin Holding against it.

c.          In any action to enforce this Guaranty, the Guarantor irrevocably waives all claims of waiver, release, surrender, alteration or compromise and all defenses, set-offs, counterclaims, recoupment, reductions, limitations or impairments.

d.          The Guarantor waives notice of acceptance of this Guaranty and notice of the Liabilities and waives notice of default, non-payment, partial payment, presentment, demand, protest, notice of protest or dishonor, and all other notices to which the Guarantor might otherwise be entitled or which might be required by law to be given by Franklin Holding.

6.    COVENANTS.

The Guarantor shall comply with all laws, ordinances, rules, regulations and requirements and shall maintain the Guarantor's business affairs, properties and assets necessary to conduct the Guarantor's business affairs in compliance with all applicable governmental laws, ordinances, approvals, rules, regulations and requirements, including without limitation, zoning, sanitary, pollution, building, environmental and safety laws and ordinances, and the rules and regulations promulgated thereunder.  To the extent that the Guarantor controls FCMC, the Guarantor will not take or cause to be taken any action or permit any inaction which will violate or cause a default or Event of Default under any of the Loan Documents.

7.    EVENTS OF DEFAULT.

Each of the following shall constitute a default (each, an “Event of Default”) hereunder:

a.          Non-payment when due of any sum required to be paid to Franklin Holding under any of the Loan Documents;

b.          A breach of any term, covenant, condition, obligation or agreement under this Guaranty;

c.          Any representation or warranty made by the Guarantor in this Guaranty shall prove to be false, incorrect or misleading in any material respect as of the date when made; or

d.          An “Event of Default” under any of the Loan Documents shall occur subject to any grace and cure period provided for therein.

8.    REMEDIES.

Upon an Event of Default, all liabilities of the Guarantor hereunder shall become immediately due and payable without demand or notice and, in addition to any other remedies provided by law, Franklin Holding may:

a.          Enforce the obligations of the Guarantor under this Guaranty.

b.          Perform any covenant or agreement of the Guarantor in default hereunder (but without obligation to do so) and in that regard pay such money as may be required or as Franklin Holding may reasonably deem expedient.  Any costs, expenses or fees, including reasonable attorneys’ fees and costs, incurred by Franklin Holding in connection with the foregoing shall be included in the Liabilities guarantied hereby and secured by the other Loan Documents, and shall be due and payable on demand, together with interest at five percent (5%) per annum, such interest to be calculated from the date of such advance to the date of repayment thereof.  Any such action by Franklin Holding shall not be deemed to be a waiver or release of the Guarantor hereunder and shall be without prejudice to any other right or remedy of Franklin Holding.

c.          From time to time and without advertisement or demand upon or notice to FCMC or the Guarantor of right of redemption, to sell, re-sell, assign, transfer and deliver all or part of the Guarantor’s Property, at any brokers’ board or exchange or at public or private sale, for cash or on credit or for future delivery, and in connection therewith may grant options and may impose reasonable conditions such as requiring any purchaser of any security so held to represent that such security is purchased for investment purposes only.  Upon each such sale, Franklin Holding may purchase all or any part of the Guarantor's Property being sold, free from and discharged of all trusts, claims, rights of redemption and equities of the Guarantor.  In case of each such sale, or of any proceeding to collect any of the Liabilities, the Guarantor shall pay all costs and expenses of every kind for collection, sale or delivery, including reasonable attorneys' fees, and after deducting such costs and expenses from the proceeds of sale or collection, Franklin Holding may apply any residue to the Liabilities and the Guarantor shall continue to be liable for any deficiency, with interest.

9.    CONTINUING ENFORCEMENT OF GUARANTY.

a.          If, after receipt of any payment of all or any part of the Liabilities, Franklin Holding is compelled or agrees, for settlement purposes, to surrender such payment to any person or entity for any reason (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance, an impermissible setoff, or a diversion of trust funds), then this Guaranty and the other Loan Documents shall continue in full force and effect or be reinstated, as the case may be, and the Guarantor shall be liable for, and shall indemnify, defend and hold harmless Franklin Holding with respect to the full amount so surrendered.  The provisions of this Section shall survive the termination of this Guaranty and the other Loan Documents and shall remain effective notwithstanding the payment of the Liabilities, the cancellation of this Guaranty or any other Loan Document, the release of any security interest, lien or encumbrance securing the Liabilities or any other action which Franklin Holding may have taken in reliance upon its receipt of such payment.  Any cancellation, release or other such action shall be deemed to have been conditioned upon any payment of the Liabilities having become final and irrevocable.

b.          Settlement of any claim by Franklin Holding against FCMC, whether in any proceeding or not, and whether voluntary or involuntary, shall not reduce the amount due under the terms of this Guaranty except to the extent of the amount actually paid by FCMC or any other obligated party and legally retained by Franklin Holding in connection with the settlement.

10.  MISCELLANEOUS.

a.          The rights and remedies of Franklin Holding, as provided herein and in any other Loan Document, shall be cumulative and concurrent, may be pursued separately, successively or together, may be exercised as often as occasion therefor shall arise, and shall be in addition to any other rights or remedies conferred upon Franklin Holding at law or in equity.  The failure, at any one or more times, of Franklin Holding to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.  Franklin Holding shall have the right to take any action it deems appropriate without the necessity of resorting to any collateral securing this Guaranty.

b.          This Guaranty and the other Loan Documents constitute the sole agreement of the parties with respect to the transaction contemplated hereby and supersede all oral negotiations and prior writings with respect thereto.

c.          If Franklin Holding retains the services of counsel by reason of a claim of a default or an Event of Default hereunder or under any of the other Loan Documents, or on account of any matter involving this Guaranty, or for examination of matters subject to Franklin Holding’s approval under the Loan Documents, all costs of suit and all reasonable attorneys’ fees (and/or allocated fees of Franklin Holding’s in-house legal counsel) and such other reasonable expenses so incurred by Franklin Holding shall forthwith, on demand, become due and payable and shall be secured hereby.

d.          Franklin Holding shall not be deemed to have modified or waived any of its rights or remedies hereunder unless such modification or waiver is in writing and signed by Franklin Holding, and then only to the extent specifically set forth therein.  A waiver in one event shall not be construed as continuing or as a waiver of or bar to such right or remedy on a subsequent event.

e.          The invalidity or unenforceability of any one or more provisions of this Guaranty shall not render any other provision invalid or unenforceable.  In lieu of any invalid or unenforceable provision, there shall be added automatically a valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

f.           The covenants, conditions, waivers, releases and agreements contained in this Guaranty shall bind, and the benefits thereof shall inure to, the parties hereto and their respective heirs, executors, administrators, successors and assigns; provided, however, that this Guaranty cannot be assigned by the Guarantor without the prior written consent of Franklin Holding, and any such assignment or attempted assignment by the Guarantor shall be void and of no effect with respect to the Franklin Holding.

g.          This Guaranty may not be supplemented, extended, modified or terminated except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

h.          Franklin Holding may from time to time sell or assign the Loan Documents and/or the obligations evidenced thereby.  The holder of any such sale, assignment or participation, if the applicable agreement between Franklin Holding and such holder so provides, shall be:  (a) entitled to all of the rights, obligations and benefits of Franklin Holding; and (b) deemed to hold and may exercise the rights of setoff or banker's lien with respect to any and all obligations of such holder to the Guarantor, in each case as fully as though the Guarantor were directly indebted to such holder.  Franklin Holding may in its discretion give notice to the Guarantor of such sale, assignment or participation; however, the failure to give such notice shall not affect any of Franklin Holding’s or such holder’s rights hereunder.

i.           The Guarantor hereby consents that any action or proceeding against the Guarantor be commenced and maintained in any court within the State of New Jersey or in the United States District Court for the District of New Jersey; and the Guarantor agrees that the courts of the State of New Jersey and the United States District Court for the District of New Jersey shall have jurisdiction with respect to the subject matter hereof and the person of the Guarantor and all collateral securing the obligations of the Guarantor.  The Guarantor agrees not to assert any defense to any action or proceeding initiated by Franklin Holding based upon improper venue or inconvenient forum.  The Guarantor agrees that any action brought by the Guarantor shall be commenced and maintained only in a court in the federal judicial district or county in which Franklin Holding has its principal place of business in New Jersey.

j.           All notices and communications under this Guaranty shall be in writing and shall be given by either (a) hand-delivery, (b) first class mail (postage prepaid), or (c) reliable overnight commercial courier (charges prepaid), to the addresses listed in the preamble to this Guaranty.  Notice shall be deemed to have been given and received: (i) if by hand delivery, upon delivery; (ii) if by mail, three (3) calendar days after the date first deposited in the United States mail; and (iii) if by overnight courier, on the date scheduled for delivery.  A party may change its address by giving written notice to the other party as specified herein.

k.          This Guaranty shall be governed by and construed in accordance with the substantive laws of the State of New Jersey without reference to conflict of laws principles.

l.           Any judgment obtained against the Guarantor for obligations arising under this Guaranty shall bear interest at a rate of interest equal to the higher of the post-judgment rate where the judgment was obtained or the default rate provided under the Note.  THE GUARANTOR AND FRANKLIN HOLDING, BY ACCEPTING THIS GUARANTY, AGREE THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY FRANKLIN HOLDING OR THE GUARANTOR ON OR WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY.  FRANKLIN HOLDING AND THE GUARANTOR EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.  FURTHER, THE GUARANTOR WAIVES ANY RIGHT THE GUARANTOR MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE GUARANTOR ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS GUARANTY AND FRANKLIN HOLDING WOULD NOT EXTEND CREDIT TO FCMC IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS GUARANTY.

IN WITNESS WHEREOF, the Guarantor, intending to be legally bound, has duly executed and delivered this Guaranty Agreement as of the day and year first above written.

Witness:	Guarantor:

Name:	Thomas J. Axon